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                                                ------------------------------
                                                        OMB APPROVAL
                                                ------------------------------
                UNITED STATES                   OMB Number:       3235-0145
     SECURITIES AND EXCHANGE COMMISSION         Expires:    October 31, 2002
           WASHINGTON, D.C. 20549               Estimated average burden
                                                hours per response......14.9
                                                ------------------------------



                                  SCHEDULE 13G
                                 (RULE 13d-102)


                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
               PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS
                       THERETO FILED PURSUANT TO 13d-2(b)
                              (AMENDMENT NO. 7(1))



                                Prophet 21, Inc.
                         ------------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                         ------------------------------
                         (Title of Class of Securities)

                                   743459 10 9
                         ------------------------------
                                 (CUSIP Number)

                                December 31, 2001
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|     Rule 13d-1(b)
|_|     Rule 13d-1(c)
|X|     Rule 13d-1(d)


---------------------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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-----------------------                                     -------------------
CUSIP NO.  743459 10 9                 13G                        Page 2 of 8
-----------------------                                     -------------------

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON (ENTITIES ONLY)

     John E. Meggitt (See Exhibit A)
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                             (a)  /X/
                                             (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) OWNERSHIP OR PLACE OF ORGANIZATION

     United States of America
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                     1,763,260 (See Exhibit A)
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH                      0
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  1,763,260 (See Exhibit A)
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  0
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,763,260 (See Exhibit A)
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                      / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     46.3%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON

     IN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTION BEFORE FILLING OUT!

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-----------------------                                     -------------------
CUSIP NO.  743459 10 9                 13G                        Page 3 of 8
-----------------------                                     -------------------

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON (ENTITIES ONLY)

     Dorothy M. Meggitt (See Exhibit A)
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                             (a)  /X/
                                             (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) OWNERSHIP OR PLACE OF ORGANIZATION

     United States of America
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                     364,860 (See Exhibit A)
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH                      0
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  364,860 (See Exhibit A)
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  0
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     364,860 (See Exhibit A)
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                      / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.6%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON

     IN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTION BEFORE FILLING OUT!

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-----------------------                                     -------------------
CUSIP NO.  743459 10 9                 13G                        Page 4 of 8
-----------------------                                     -------------------

                             FOOTNOTES TO COVER PAGE
                                OF SCHEDULE 13G

ITEM 1.         (a). NAME OF ISSUER: Prophet 21, Inc.

                (b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 19 West
                     College Avenue, Yardley, Pennsylvania 19067


ITEM 2.         (a). NAME OF PERSON FILING: John E. Meggitt, Ph.D. and
                     Dorothy M. Meggitt

                (b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                     RESIDENCE: 19 West College Avenue, Yardley,
                     Pennsylvania 19067

                (c). CITIZENSHIP: United States of America

                (d). TITLE OF CLASS OF SECURITIES: Common Stock, par value $0.01 per share

                (e). CUSIP NUMBER: 743459 10 9


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
(c), CHECK WHETHER THE PERSON FILING IS:

                (a)   |_| Broker or dealer registered under Section 15 of the
                          Exchange Act;

                (b)   |_| Bank as defined in Section 3(a)(6) of the Exchange
                          Act;

                (c)   |_| Insurance company as defined in Section 3(a)(19) of
                          the Exchange Act;

                (d)   |_| Investment company registered under Section 8 of the
                          Investment Company Act;

                (e)   |_| An investment adviser in accordance with
                          Rule 13-d-1(b)(1)(ii)(E);

                (f)   |_| An Employee benefit plan or endowment fund in
                          accordance with Rule 13-d-1(b)(1)(ii)(F);

                (g)   |_| A parent holding company or control person in
                          accordance with Rule 13-d-1(b)(1)(ii)(G);

                (h)   |_| A Savings association as defined in Section 3(b) of
                          the Federal Deposit Insurance Act;

                (i)   |_| A church plan that is excluded from the definition of
                          an investment company under Section 3(c)(14) of the Investment Company Act;

                (j)   |_| Group, in accordance with Rule 13-d-1(b)(1)(ii)(J);


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-----------------------                                     -------------------
CUSIP NO.  743459 10 9                 13G                        Page 5 of 8
-----------------------                                     -------------------


ITEM 4.  OWNERSHIP.

                (a) Amount beneficially owned: John E. Meggitt: 1,763,260 shares of common stock. Dorothy M. Meggitt: 364,860 shares of common stock.

                (b)  Percent of class: John E. Meggitt: 46.7%. Dorothy M.
                     Meggitt: 9.6%.

                (c)  Number of shares as to which the person has:

                     (i)   Sole power to vote or to direct the vote: John E.
                           Meggitt: 1,763,260 shares of common stock. Dorothy M.
                           Meggitt: 364,860 shares of common stock.

                     (ii)  Shared power to vote or to direct the vote: 0

                     (iii) Sole power to dispose or to direct the disposition
                           of: John E. Meggitt: 1,763,260 shares of common stock. Dorothy M. Meggitt: 364,860 shares of common stock.

                     (iv) Shared power to dispose or to direct the disposition of: 0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         N/A


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         N/A


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         N/A


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         N/A

ITEM 10. CERTIFICATIONS.

         |_| The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were

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-----------------------                                     -------------------
CUSIP NO.  743459 10 9                 13G                        Page 6 of 8
-----------------------                                     -------------------


                  not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         |_| The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


             [The remainder of this page intentionally left blank.]


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-----------------------                                     -------------------
CUSIP NO.  743459 10 9                 13G                        Page 7 of 8
-----------------------                                     -------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:                                         By:
      --------------------------------------      ------------------------------
                                                  Name:  John E. Meggitt, Ph.D.
                                                  Title: Stockholder


Date:                                        By:
      --------------------------------------      ------------------------------
                                                  Name:  Dorothy M. Meggitt
                                                  Title: Stockholder


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-----------------------                                     -------------------
CUSIP NO.  743459 10 9                 13G                        Page 8 of 8
-----------------------                                     -------------------


                                    EXHIBIT A

                                       TO

                                  SCHEDULE 13G


     Each of the undersigned hereby agrees that the schedule 13G filed with the Securities and Exchange Commission on February 14, 2002, relating to 2,179,020 shares of Common Stock, $0.01 par value, of Prophet 21, Inc. is filed on behalf of each of them. Dr. Meggitt and Mrs. Meggitt, husband and wife, own 1,763,260 shares of Common Stock and 364,860 shares of Common Stock, respectively.



February 14, 2002
                                           -------------------------------------
                                            John E. Meggitt, Ph.D. (Stockholder)


February 14, 2002
                                           -------------------------------------
                                             Dorothy M. Meggitt (Stockholder)